Paul Hartley
President,
CIGNA International

CIGNA Corporation

CIGNA International - Asia Pacific
150 Beach Road #30-05/07
The Gateway West
Singapore 189720
REPUBLIC of SINGAPORE
Email: paul.hartley@cigna.com
Phone: 656-391-0508

June 22, 2005

Securities & Exchange Commission
Attention: Ownership Reports
450 Fifth Street, N.W.
Washington, DC 20549

To Whom It May Concern:

I authorize the following officers of CIGNA Corporation to sign and file Forms 3, 4 and 5 (and any amendments to those forms) on my behalf to report my beneficial ownership of and transactions in securities issued by that company:

Judith E. Soltz, Executive Vice President and General Counsel

Carol J. Ward, Corporate Secretary and Compliance Officer

This authorization shall remain in effect until I notify you otherwise.

Sincerely,

Paul Hartley